UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2025

CATERPILLAR INC.

(Exact name of registrant as specified in its charter)

Delaware	1-768	37-0602744
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

5205 N. O'Connor Blvd. Suite 100, Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 891-7700

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange which registered
Common Stock ($1.00 par value)	CAT	The New York Stock Exchange
5.3% Debentures due September 15, 2035	CAT35	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined by Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Executive Officer and Member of Board

On April 15, 2025, Caterpillar Inc. (the “Company”) announced that, on April 9, 2025, the Board of Directors (the “Board”) of the Company appointed Joseph E. Creed (49) as the Company’s Chief Executive Officer and as a member of the Board, effective May 1, 2025, succeeding D. James Umpleby III. Mr. Umpleby will continue to serve as Chief Executive Officer until May 1, 2025, at which point he will become Executive Chairman of the Board. A copy of the Company’s press release announcing these changes is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Mr. Creed currently serves as the Company’s Chief Operating Officer, a position he has held since November 1, 2023. Mr. Creed joined Caterpillar in 1997 and has held numerous positions of increased responsibility across multiple divisions of Caterpillar. He was promoted to Chief Financial Officer for Caterpillar’s Energy & Transportation business segment in 2013, then to Vice President of Caterpillar’s Finance Services Division in 2017. Mr. Creed also served as interim Chief Financial Officer for Caterpillar in 2018. He then became Vice President of the Oil & Gas and Marine Division and the Electric Power Division. In 2021, he was promoted to Group President of Energy & Transportation, a position he held until becoming Chief Operating Officer.

In connection with these executive leadership changes, the Compensation and Human Resources Committee of the Board also approved certain changes to Mr. Creed’s and Mr. Umpleby’s respective compensation.

With respect to Mr. Creed’s elevation, the Compensation and Human Resources Committee approved the following actions:

•	An increase in Mr. Creed’s annual salary to $1,500,000, effective May 1, 2025;

•	An increase in Mr. Creed’s target award under the Company’s Annual Incentive Plan to 160% of his base salary; and

•	A long-term incentive grant with a grant date fair value of $5.5 million, one-half of which was comprised of performance-based restricted stock units, one-quarter of which was comprised of non-qualified stock options and one-quarter of which was comprised of time-based restricted stock units.

Mr. Creed will not receive any separate compensation for his service as a director of the Company. As previously disclosed, Mr. Creed’s brother-in-law had been employed by the Company as a Global Procurement Manager and, consistent with the Company’s compensation policies applicable to other employees of similar title and responsibility, earned aggregate annual compensation of approximately $227,152 for fiscal year 2024. In February 2025, Mr. Creed’s brother-in-law’s employment with the Company ceased, and he received $183,089 pursuant to a separation agreement.

With respect to Mr. Umpleby’s transition to Executive Chairman, the Compensation and Human Resources Committee approved the following actions:

•	A decrease in Mr. Umpleby’s base salary to $1,200,000, effective May 1, 2025; and

•	A decrease in Mr. Umpleby’s target award under the Company’s Annual Incentive Plan to 125% of his base salary.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:
The following is furnished as an exhibit to this report:
	99.1	Caterpillar Inc. press release dated April 15, 2025.
	104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATERPILLAR INC.

April 15, 2025	By:	/s/ Derek Owens
Derek Owens
Chief Legal Officer and General Counsel